Exhibit 4.1

Amendment to Rights Agreement

This Amendment to Rights Agreement, dated as of March 22, 2007 (this “Amendment”), is entered into between Hilton Hotels Corporation, a Delaware corporation (the “Company”), and The Bank of New York, a New York trust company (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and ChaseMellon Shareholder Services L.L.C. entered into a Rights Agreement, dated as of November 29, 1999 (as amended, the “Rights Agreement”);

WHEREAS, the Company and The Bank of New York entered into an Amendment to Rights Agreement Changing Rights Agent, dated as of February 15, 2001, pursuant to which The Bank of New York was appointed Rights Agent under the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to change the final expiration date of the Rights Agreement from November 29, 2009 to March 22, 2007.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             The Rights Agreement is hereby modified and amended, effective as of the date hereof, by changing the date set forth in Section 7.1 (defined as the “Final Expiration Date”) from “the Close of Business on November 29, 2009” to “the Close of Business on March 22, 2007.”

2.             The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all necessary conforming changes.

3.             Except as expressly set forth herein, the Rights Agreement shall remain in full force and otherwise shall be unaffected by this Amendment.

4.             This Amendment may be executed in multiple counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Hilton Hotels Corporation
Attest:
By:	/s/ Bryan S. White	By:	/s/ David A. Thompson
Senior Vice President and
Controller
The Bank of New York
Attest:
By:	/s/ S.M. Dawkins	By:	/s/ Steven Myers
Steven Myers
Vice President